More Information Contact:               (612) 678-7786
Charles Keller                          charles.r.keller@ampf.com

Stockholder Contact:                    (6120 218-3864
Chris Moran                             christopher.m.moran@ampf.com

             RiverSource Investments, LLC Completes its Acquisition
                     of J. & W. Seligman & Co. Incorporated
                        and Becomes Investment Manager of
                     Tri-Continental Corporation (NYSE: TY)

NEW YORK, NEW YORK, November 7, 2008 - Today, Tri-Continental Corporation (the "Corporation") (NYSE: TY) announced that RiverSource Investments, LLC ("RiverSource"), a subsidiary of Ameriprise Financial, Inc. ("Ameriprise Financial"), has completed its acquisition of J. & W. Seligman & Co. Incorporated, the Corporation's investment manager prior to November 7, 2008. With the Acquisition completed and stockholders of the Corporation having previously approved (at a Special Meeting held on October 7, 2008) a new investment management services agreement between the Corporation and RiverSource Investments, RiverSource Investments is the new investment manager of the Corporation effective November 7, 2008.

As a result of the Acquisition, the Corporation's portfolio managers have been changed. The Corporation's new portfolio managers are:

Dimitris J. Bertsimas, Ph.D., Senior Portfolio Manager

o Joined RiverSource Investments as a portfolio manager and leader of the Disciplined Equity and Asset Allocation Team in 2002.
o Co-founded Dynamic Ideas, LLC, a consulting firm that specialized in the development of quantitative tools for the asset management industry, where he served as Managing Partner, 1999 to 2002. Currently, Boeing Professor of Operations Research, Sloan School of Management and the Operations Research Center, MIT.
o Began investment career as a consultant to asset managers in 1993; became portfolio manager in 2002.
o     MS and Ph.D., MIT.

Gina K. Mourtzinou, Ph.D., Portfolio Manager

o Joined RiverSource Investments as a portfolio manager and member of the Disciplined Equity and Asset Allocation Team in 2002.
o Co-founded Dynamic Ideas, LLC, a consulting firm that specialized in the development of quantitative tools for the asset management industry, where she served as Vice President of Research and Analytics, 1999 to 2002.
o Began investment career as a consultant to asset managers in 1996; became portfolio manager in 2002.
o     Ph.D., MIT.

RiverSource Investments, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the Seligman Group of Funds, and is a wholly-owned subsidiary of Ameriprise Financial. Ameriprise Financial is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the Seligman Group of Funds, RiverSource Investments manages investments for the RiverSource funds, itself and its affiliates. For institutional clients, RiverSource Investments and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

The Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 64 consecutive years. Effective November 7, 2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met, and you could lose money.